EXHIBIT 99.1

America’s Car-Mart, Inc. Completes $161.3 Million Term Securitization

New Residual Structure Improves Capital Efficiency

ROGERS, Ark., Dec. 18, 2025 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart,” or the “Company”) announced today that it has completed a term securitization transaction involving the issuance of $161.3 million in principal amount of asset-backed notes with a weighted average coupon of 7.02%.

The 2025-4 transaction marks another significant milestone for Car-Mart, as it introduces a more efficient deal structure that generates increased cash flow for the business compared to previous securitizations. Additionally, by incorporating a residual cash flow structure that delivers funds to the Company on a monthly basis, this transaction is projected to reduce Car-Mart’s long-term cost of capital by minimizing the need for frequent future transactions and the associated fees.

“Multi-year strategies to improve our capital structure and operating platform are essential to repositioning Car-Mart for long-term success,” said Douglas Campbell, Chief Executive Officer of America’s Car-Mart. “Since entering the ABS market in 2022, we’ve made progress improving spreads and the weighted average coupon within legacy deal structures. With the 2025-4 transaction, we are now improving the structure to retain more cash flow in our business and make our ABS program more efficient. This is an important milestone reflecting Car-Mart’s continued evolution as we align our operating improvements with a stronger, more flexible capital structure.”

"Our transition to a residual cash flow structure is an important step forward in improving our securitization program. While the 7.02% weighted average coupon compares to 5.46% on our 2025-3 issuance, the difference primarily reflects our shift from an accelerated amortization structure to a residual cash flow structure that retains more value for Car-Mart over the life of the deal. We expect the long-term benefits to drive meaningful reductions in our cost of capital. The improvements we are making across our capital structure are providing Car-Mart with improved liquidity, better capital efficiency, and more stable funding capacity. We believe these efforts position the business for long-term success and value creation," said Jonathan Collins, Chief Financial Officer.

ACM Auto Trust 2025-4 is an indirect subsidiary of the Company. The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About America’s Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. Words such as “expects,” “believes,” “will,” “would,” “plans,” “intends,” and other similar words and expressions are intended to signify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the Company’s capital structure, the potential benefits current and future securitizations will have on its business, future financing transactions, and expectations regarding the Company’s future business and operations. Actual events and the timing of such events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties, including general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels and inflationary pressure on operating costs; the availability of quality used vehicles at prices that will be affordable to our customers, including the impacts of changes in new vehicle production and sales; the ability to leverage the Cox Automotive services agreement to perform reconditioning and improve vehicle quality to reduce the average vehicle cost, improve gross margins, reduce credit loss, and enhance cash flow; the availability of credit facilities and access to capital through securitization financings or other sources on terms acceptable to us, and any increase in the cost of capital, to support the Company’s business; the Company’s ability to underwrite and collect its contracts effectively, including whether anticipated benefits from recent upgrades to the Company’s loan origination system, recently implemented digital payment platform and anticipated upgrades to the Company’s collections management software are achieved as expected or at all; competition; dependence on existing management; ability to attract, develop, and retain qualified general managers; changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments; future shutdowns of the federal government or changes to federal or state government assistance programs impacting the Company’s customers; the ability to keep pace with technological advances and changes in consumer behavior affecting our business; security breaches, cyber-attacks, or fraudulent activity; the ability to identify and obtain favorable locations for new or relocated dealerships at reasonable cost; the ability to successfully transition customers and inventory from underperforming dealerships to nearby more productive dealerships; the ability to successfully identify, complete and integrate new acquisitions; the occurrence and impact of any adverse weather events or other natural disasters affecting the Company’s dealerships or customers; and additional risks described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025 and other documents on file with the Securities and Exchange Commission, each of which can be found on the SEC’s website, www.sec.gov, or the investor relations section of the Company’s website. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

SM Berger & Company
Andrew Berger, Managing Director
andrew@smberger.com
(216) 464-6400